Exhibit 99.1

Advent Technologies Holdings, Inc. Enhances License to Groundbreaking Ion Pair Technology Developed at Los Alamos National Laboratory by Acquiring Exclusivity in Marine, Aviation, and Portable Power Fields

LIVERMORE, CA - August 12, 2025 - Advent Technologies Holdings, Inc. (NASDAQ: ADN), an innovation-driven company in the fuel cell and hydrogen technology space, announced today that it has entered into a new enhanced license agreement with TRIAD National Security for the Ion Pair technology originally developed at Los Alamos National Laboratory. In the new enhanced license, Advent acquired exclusivity to the technology in the marine, aviation, and portable power fields while retaining its non-exclusive rights in all other fields.

Dr. Emory DeCastro, Advent’s Chief Technology Officer, stated: “We are very excited to leverage the Los Alamos technology into areas that will make a real difference in Defense, Homeland Security, marine, and aviation systems. We look forward to working with our partners in implementing this technology. These developments have the potential to bring the advantages of fuel cells to traditionally hard-to-penetrate areas of aviation, marine, and portable power through Ion Pair’s higher power density and simplified packaging system.”

The license covers the following exclusive fields of use:

Marine: Vessel propulsion, marine vessel auxiliary power, and dockside vessel support to provide electrical or thermal, direct or indirect (e.g., charging battery bank) power for propulsion or support of auxiliary operations such as lighting, navigation, communication, climate control, refrigeration, galley operations, hotel loads or standby power for crew and passenger accommodations.

Aviation: Fuel cell power systems for aircraft propulsion, auxiliary power units (APU), and ground power units (GPU). Auxiliary servicing functions includes cabin lighting, avionics testing, galley operations, and air conditioning. Fuel cell power systems as GPUs on the airport premise grounds would support aircraft maintenance, pre-flight preparation, and auxiliary servicing functions such as cabin lighting, avionics testing, air conditioning, engine start-up, and battery charging.

Human Portable Power: Fuel cell power units having a fuel-free system weight of 160 lbs. (72 Kg.) or less, providing electric power for defense, emergency, or expeditionary operations, remote sensing and field instrumentation, charging of personal electronic devices or mission-critical equipment, or off-grid backup power in austere environments and designed to be carried, worn, or transported by an individual without the aid of a vehicle.

Gary Herman, Advent’s Chief Executive Officer, commented: “This expansion of the original non-exclusive, unlimited field of use TRIAD license solidifies our position as the leader in High Temperature PEM technology. We at Advent are committed to bringing the Ion Pair technology to the market. Drawing on our decades of experience, and our close collaboration with Los Alamos National Laboratory, we continue to commercialize Ion Pair membrane electrode assembly (MEA) technology while working closely with our customers. We believe that Ion Pair is the long-awaited critical breakthrough for HTPEM fuel cell technology in the marine, aviation and portable power sectors.”

About Advent Technologies Holdings, Inc.

Advent Technologies Holdings, Inc. is an innovation driven technology company in the fuel cell and hydrogen technology space. The Company’s vision is to accelerate electrification through advanced materials, components, and next-generation fuel cell technology. Our technology applies to electrification (fuel cells) and energy storage (flow batteries, hydrogen production) markets, which we commercialize through partnerships with Tier1s, OEMs, and System Integrators. Advent is headquartered in Livermore, CA, with offices in Athens, Patras and Kozani Greece. With approximately 150 patents issued, pending, and/or licensed for fuel cell technology, Advent also holds the IP for next-generation HT-PEM that enables various fuels to function at high temperatures and under extreme conditions, suitable for the automotive, aviation, defense, oil and gas, marine, and power generation sectors. For more information visit our website at www.advent.energy.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the Company’s ability to maintain the listing of the Company’s common stock on Nasdaq; future financial performance; public securities’ potential liquidity and trading; impact from the outcome of any known and unknown litigation; ability to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses; expectations regarding future expenditures; future mix of revenue and effect on gross margins; attraction and retention of qualified directors, officers, employees and key personnel; ability to compete effectively in a competitive industry; ability to protect and enhance Advent’s corporate reputation and brand; expectations concerning its relationships and actions with technology partners and other third parties; impact from future regulatory, judicial and legislative changes to the industry; ability to locate and acquire complementary technologies or services and integrate those into the Company’s business; future arrangements with, or investments in, other entities or associations; and intense competition and competitive pressure from other companies worldwide in the industries in which the Company will operate; and the risks identified under the heading “Risk Factors” in Advent’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on June 6, 2025, as well as the other information filed with the SEC. Investors are cautioned not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read Advent’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements. Advent’s business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Advent Technologies Holdings, Inc.

press@advent.energy